Exhibit 99.1

ARTISTdirect Announces Changes to Capital Structure

Newly Restructured Company Positioned for Significant Growth

Los Angeles, CA — February 4, 2009 — ARTISTdirect, Inc., (OTCBB:ARTD), a digital media technology company, today announced significant changes to the Company’s  capital structure.  The announcement was made by Dimitri Villard, Chairman and Chief Executive Officer.

On January 30, 2009, the Company paid off its senior debt with a payment of $3.5 million in cash, 9 million shares of restricted common stock and the issuance of new five-year subordinated notes in the aggregate of $1 million. Concurrently with the extinguishment of the senior debt, the Company’s subordinated debt was converted into approximately 36.7 million shares of common stock. The total principal amount of senior and subordinated debt eliminated from the Company’s balance sheet was approximately $13 million of senior debt and approximately $27.6 million of subordinated debt. The Company’s stockholders’ equity was increased as a result of these transactions.

In connection with the transaction, the Company entered into a new accounts receivable credit facility with Pacific Business Capital Corporation, of Costa Mesa, California to provide working capital going forward. Lawrence Financial Group, a Los Angeles-based investment bank, arranged the facility.

In addition, the Board of Directors also appointed Dimitri Villard, Chairman of the Board, who had been serving as the Company’s Interim Chief Executive Officer, to be Chief Executive Officer pursuant to a three-year employment agreement. Mr. Villard, who was previously an independent director and Chairman of the Company’s Audit Committee, became Interim CEO in March, 2008.

Commenting on the restructuring, Mr. Villard said “This favorable resolution of our capital structure is the culmination of a year of hard work which at times seemed impossible to achieve. I am delighted we are able to put our problems behind us and move forward.” He added, “We are now positioned for significant growth and will now turn our attention to growing the Company organically in addition to acquiring other strategically related businesses to build the Company into a diversified media technology business.”

About ARTISTdirect, Inc.

ARTISTdirect, Inc. is a holding company with two operating subsidiaries: ARTISTdirect Internet Group, Inc., (“ADIG”) operates one of the largest destination sites on the Internet for music and motion picture news, information and streaming music. ADIG also operates an ad network that is currently ranked 5 in ComScore’s ranking of music sites. MediaDefender, Inc. provides Internet IP protection services to major motion picture studios, record labels, television networks, gaming companies and software publishers and Internet marketing services to advertising agencies and other clients.

About Dimitri Villard

Dimitri Villard has been engaged in various capacities in the entertainment industry for a number of years including motion picture producer, music producer and investment banker.  Mr. Villard has also been engaged in high technology venture capital activities as a member of the Tech Coast Angels, the nation’s largest private venture network, and as a co-founder and Chairman of Pivotal BioSciences, Inc., a biotechnology spinout of the University of Southern California Keck School of Medicine.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond the Company’s control that could cause actual events and results to differ materially from these statements. These risks include, without limitation, that there can be no assurance that any strategic opportunities will be available to the Company and that any strategic opportunities may only be available on terms not acceptable to the Company. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. ARTISTdirect undertakes no obligation to update publicly any forward-looking statements.

Company Contact

ARTISTdirect, Inc.

Dimitri Villard, CEO

310-956-3309

dimitri.villard@artistdirect.com

Financial Communications Contact

Trilogy Capital Partners

Bob Beaty, Executive Vice President

Toll-free: 800-592-6067

info@trilogy-capital.com